Exhibit 11.2

Consent of Independent Auditor

We consent to the use in this Post Qualification amendment on Form 1-A of Rise Companies Corp. relating to our audits of the financial statements (enumerated 1 through 2 below) and to the reference to our firm under the heading “Experts” in such Annual Report on Form 1-A.

1.	Report dated March 23, 2017 relating to our audits of the consolidated financial statements of Rise Companies Corp. as of and for the years ended December 31, 2016 and 2015.

2.	Report dated March 16, 2017 relating to our audit of the financial statements of Fundrise East Coast Opportunistic REIT, LLC as of and for the year ended December 31, 2016.

Rockville, Maryland

June 9, 2017